UNITED STATES
		    SECURITIES AND EXCHANGE COMMISSION
			 Washington, D.C. 20549

			       SCHEDULE 13D
		 Under the Securities Exchange Act of 1934
			    (Amendment No. 16)


			Modsys International. Ltd.
		  (formerly BluePhoenix Solutions, Ltd.)
			     (Name of Issuer)

		Ordinary Shares, par value NIS 0.04 per share
			(Title of Class of Securities)

				 M70378100
			       (CUSIP Number)


			    Alexander B. Washburn
		     c/o Columbia Pacific Advisors, LLC
		    1910 Fairview Avenue East, Suite 200
			Seattle, Washington 98102-3620
				(206) 728-9063
	 (Name, Address and Telephone Number of Person Authorized to
		     Receive Notices and Communications)



			       July 19, 2017
	    (Date of Event Which Requires Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [X]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















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Cusip No. M70378100		Schedule 13-D			 Page 2 of 10


1.	Names of Reporting Persons
	Columbia Pacific Opportunity Fund, L.P.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				10,090,416  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				10,090,416  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	10,090,416

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	45.39%  (3)

14.	Type of Reporting Person
		PN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of the 9,874,416 Ordinary Shares plus 216,000 Preferred shares (exercisable 1:1 to purchase Ordinary Shares) owned by Columbia Pacific Opportunity Fund, L.P. to which this Schedule 13D relates.

(3)	Based on 22,232,751 shares outstanding: 19,086,159 Ordinary Shares and
540,000 Preferred shares as of February 27, 2017 as reported in the Company's Proxy Statement filed on March 10, 2017; plus the Reporting Persons private purchase of 1,515,150 Ordinary Shares and exercise of 1,091,442 warrants into Ordinary Shares.

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Cusip No. M70378100		Schedule 13-D			 Page 3 of 10


1.	Names of Reporting Persons
	Columbia Pacific Advisors, LLC  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				10,126,949  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				10,126,949  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	10,126,949

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	45.55%   (3)

14.	Type of Reporting Person
               IA



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 9,910,949 Ordinary Shares plus 216,000 Preferred shares (exercisable 1:1 to purchase Ordinary Shares) to which this Schedule 13D relates.

(3)	Based on 22,232,751 shares outstanding: 19,086,159 Ordinary Shares and
540,000 Preferred shares as of February 27, 2017 as reported in the Company's Proxy Statement filed on March 10, 2017; plus the Reporting Persons private purchase of 1,515,150 Ordinary Shares and exercise of 1,091,442 warrants into Ordinary Shares.

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Cusip No.  M70378100		Schedule 13-D			 Page 4 of 10


1.	Names of Reporting Persons
	Alexander B. Washburn  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				10,126,949  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				10,126,949  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	10,126,949

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	45.55%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 9,910,949 Ordinary Shares plus 216,000 Preferred shares (exercisable 1:1 to purchase Ordinary Shares) to which this Schedule 13D relates.

(3)	Based on 22,232,751 shares outstanding: 19,086,159 Ordinary Shares and
540,000 Preferred shares as of February 27, 2017 as reported in the Company's Proxy Statement filed on March 10, 2017; plus the Reporting Persons private purchase of 1,515,150 Ordinary Shares and exercise of 1,091,442 warrants into Ordinary Shares.

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Cusip No.  M70378100		Schedule 13-D			 Page 5 of 10


1.	Names of Reporting Persons
	Daniel R. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				10,126,949  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				10,126,949  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	10,126,949

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	45.55%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 9,910,949 Ordinary Shares plus 216,000 Preferred shares (exercisable 1:1 to purchase Ordinary Shares) to which this Schedule 13D relates.

(3)	Based on 22,232,751 shares outstanding: 19,086,159 Ordinary Shares and
540,000 Preferred shares as of February 27, 2017 as reported in the Company's Proxy Statement filed on March 10, 2017; plus the Reporting Persons private purchase of 1,515,150 Ordinary Shares and exercise of 1,091,442 warrants into Ordinary Shares.

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Cusip No.  M70378100		Schedule 13-D			 Page 6 of 10


1.	Names of Reporting Persons
	Stanley L. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				10,126,949  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				10,126,949  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	10,126,949

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	45.55%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 9,910,949 Ordinary Shares plus 216,000 Preferred shares (exercisable 1:1 to purchase Ordinary Shares) to which this Schedule 13D relates.

(3)	Based on 22,232,751 shares outstanding: 19,086,159 Ordinary Shares and
540,000 Preferred shares as of February 27, 2017 as reported in the Company's Proxy Statement filed on March 10, 2017; plus the Reporting Persons private purchase of 1,515,150 Ordinary Shares and exercise of 1,091,442 warrants into Ordinary Shares.

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Cusip No. M70378100		Schedule 13-D			 Page 7 of 10


1.	Names of Reporting Persons
	Columbia Pacific Partners Fund (Delaware), L.P.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Delaware

			7.  Sole Voting Power
				36,533  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				36,533  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	36,533

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	0.16%  (3)

14.	Type of Reporting Person
		PN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. In previous filings, name was Columbia Pacific Partners Fund, Ltd.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 36,533 Ordinary Shares owned by Columbia Pacific Partners Fund (Delaware), L.P.

(3)	Based on 22,232,751 shares outstanding: 19,086,159 Ordinary Shares and
540,000 Preferred shares as of February 27, 2017 as reported in the Company's Proxy Statement filed on March 10, 2017; plus the Reporting Persons private purchase of 1,515,150 Ordinary Shares and exercise of 1,091,442 warrants into Ordinary Shares.

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Cusip No.  M70378100		Schedule 13-D			 Page 8 of 10

				EXPLANATORY NOTE

	This Amendment No. 16 amends and supplements the Schedule 13D filed under the previous company name of BluePhoenix Solutions, Ltd. which was filed jointly by Columbia Pacific Opportunity Fund, L.P., a Washington limited partnership (the "Opportunity Fund"); Columbia Pacific Partners Fund (Delaware), L.P., a Delaware limited partnership (the "Partners Fund" and, together with the Opportunity Fund, the "Funds"); Columbia Pacific Advisors LLC, a Washington limited liability company (the "Adviser"); Alexander B. Washburn, a U.S. citizen; Daniel R. Baty, a U.S. citizen and Stanley L. Baty, a U.S. citizen (each a "Reporting Person" and collectively the "Reporting Persons") with the Securities and Exchange Commission on May 7, 2012; as amended on June 20, 2012, July 9, 2012, September 13, 2012, October 29, 2012, November 20, 2012, December 21, 2012, April 15, 2013 (April 15 is the first filing the Partners Fund became part of the Reporting Persons), June 26, 2013, December 17, 2014, April 3, 2015, September 21, 2015, January 11, 2016, November 4, 2016, January 3, 2017 and April 10, 2017 with respect to the Ordinary Shares, par value NIS 0.04 per share (the "Shares"), of Modsys International, Ltd., an Israel corporation (the "Company"). Fourteen of the previous sixteen filings listed above were filed by the Opportunity Fund. This 13D filed by the Adviser intends to amend all sixteen filings.

       Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group.


Item 4.		Purpose of the Transaction

 The response set forth in Item 4 is hereby amended and supplemented as follows:

	On July 19, 2017, in regards to the Second Agreement from February 14, 2017, the Reporting Persons on behalf of the Opportunity Fund purchased 757,575 restricted Shares of the Company, par value NIS 0.04 per share, at a price of $0.66 per share amounting to an aggregate purchase price of $500,000.


Item 5.		Interest in Securities of the Company

	The responses set forth in Items 5(a) & (c) are hereby amended and supplemented as follows:
	(a) The aggregate percentage of Shares reported to be owned by the Reporting Persons is based upon 22,232,751 shares outstanding, the sum of:
(i) 19,626,159 shares outstanding (19,086,159 Ordinary shares and 540,000 Preferred shares), which is the total number of shares outstanding as of February 27, 2017 as reported in the Company's most recent DEF 14A Proxy Statement filed with the SEC on March 10, 2017; plus
(ii) 757,575, the number of restricted Shares purchased from the Company on April 3, 2017 from the DEF 14A Proxy Statement Proposal #6 approved on March
29, 2017; plus
(iii) 1,091,442, the number of restricted Shares purchased at $0.01 per share on the exercise of warrants by the Reporting Persons on April 4, 2017; plus
(iv) 757,575, the number of restricted Shares purchased from the Company on July 19, 2017 from the DEF 14A Proxy Statement Proposal #7 approved on March 29, 2017

	(c) Other than the acquisition described in Item 4 hereof; the trading dates, number of shares purchased and price per share for all transactions in the Shares during the past 60 days by the Reporting Persons on behalf of the Opportunity Fund were all effected in unsolicited broker transactions in the open-market as set forth in Schedule A.





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Cusip No.  M70378100		Schedule 13-D			 Page 9 of 10


				SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 28, 2017		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.
				By:	Columbia Pacific Advisors, LLC
					General Partner

					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member


					COLUMBIA PACIFIC ADVISORS, LLC

				By:  	/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title: 	Managing Member


					/s/ Alexander B. Washburn
					ALEXANDER B. WASHBURN


					/s/ Daniel R. Baty
					DANIEL R. BATY


					/s/ Stanley L. Baty
					STANLEY L. BATY



					COLUMBIA PACIFIC PARTNERS FUND (Delaware), L.P.
				By:	Columbia Pacific Advisors, LLC
					Investment Manager

					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member



















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Cusip No.  M70378100		Schedule 13-D			Page 10 of 10




				 Schedule A

   OPEN MARKET TRANSACTIONS IN THE SHARES BY THE FUNDS IN THE PAST 60 DAYS

 Date		Fund	   	Transaction		  Shares	Price
05/30/2017	Opportunity Fund	BUY		      900	0.65
06/05/2017	Opportunity Fund	BUY		    1,300	0.65
06/06/2017	Opportunity Fund	BUY		      271	0.65
06/14/2017	Opportunity Fund	BUY		    3,503	0.6785
06/19/2017	Opportunity Fund	BUY		    1,800	0.7917
06/26/2017	Opportunity Fund	BUY		    2,000	0.85
06/28/2017	Opportunity Fund	BUY		    4,000	0.8375
07/06/2017	Opportunity Fund	BUY		    1,028	0.80
07/12/2017	Opportunity Fund	BUY		      888	0.80
07/13/2017	Opportunity Fund	BUY		    1,000	0.79
07/26/2017	Opportunity Fund	BUY		    1,050	0.75